UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Definitive Material Agreement.

Broadway Financial Corporation (the “Corporation”) entered into individual stock purchase agreements on July 2, 2012 with certain of its directors and with its President and Chief Executive Officer providing for purchases by such persons of the Corporation’s common stock at a per share purchase price of $1.30, in each case paid in cash on July 2, 2012. The per share purchase price of $1.30 was equal to the “market value” of the shares as of the date of sale as determined in accordance with NASDAQ Listing Rule 5005(a)(22). The agreements provided for the following purchases of common stock by all but two of the Corporation’s directors and by the President and Chief Executive Officer as follows:

Purchaser	Number of Shares	Aggregate Purchase Price
Paul Hudson, Chairman of the Board	19,231	$25,000
Virgil Roberts, Director	19,231	$25,000
Robert Davidson, Director	19,231	$25,000
A. Odell Maddox, Director	19,231	$25,000
Daniel Medina, Director	19,231	$25,000
Wayne Bradshaw, President and Chief Executive Officer	19,231	$25,000

The stock purchases were not contingent on the completion of any other transaction. The stock purchase agreements provide, however, that if the Corporation sells shares in any recapitalization transaction within three months after July 2, 2012 at a price per share that is higher than the per share price stated in the stock purchase agreements, the purchasers under the stock purchase agreements will be deemed to have purchased their shares at such higher price and will be required to return an appropriate number of shares of common stock to the Corporation to effectuate such per share price adjustment.

Item 3.02 Unregistered Sales of Equity Securities.

On July 2, 2012 Broadway Financial Corporation (the “Corporation”) sold an aggregate of 115,386 shares of common stock to certain of its directors and the President and Chief Executive Officer of the Corporation for an aggregate purchase price of $150,000. The sales were undertaken as private placements to accredited investors in compliance with the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION

Date: July 3, 2012	By	/s/ Samuel Sarpong
Samuel Sarpong
Chief Financial Officer